As Filed with the Securities and Exchange Commission on June 30, 1998.

                                                              File No. 811-06106

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                   Form N-8A/A

                          ADOPTION OF AND AMENDMENT TO
                 NOTIFICATION OF REGISTRATION FILED PURSUANT TO
               SECTION 8(a) OF THE INVESTMENT COMPANY ACT OF 1940

         The undersigned Delaware business trust hereby notifies the Securities and Exchange Commission that it hereby adopts the Notification of Registration of Pioneer Growth Trust, a Massachusetts business Trust, under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940, as amended, and in connection with such notification of registration submits the following information:

Name:                      Pioneer Capital Growth Fund

Address of Principal Business Office (No. & Street, City, State, Zip Code):

                           60 State Street
                           Boston, Massachusetts 02109

Telephone Number (including area code):  (617) 742-7825

Name and address of agent for service of process:

                           Joseph P. Barri, Esq.
                           Hale and Dorr LLP
                           60 State Street
                           Boston, Massachusetts 02109

Check Appropriate Box:

         Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A/A*:


                  YES      |X|                                NO | |

------------------
* Registrant is filing concurrently herewith a Post-Effective Amendment adopting the Registration Statement on Form N-1A of Pioneer Growth Trust.






                                   SIGNATURES


         Pursuant to the requirements of the Investment Company Act of 1940, as amended, the undersigned, has caused this Adoption of and Amendment to Notification of Registration to be duly signed on its behalf in the City of Boston and the Commonwealth of Massachusetts on the 26th day of June, 1998.

                                          PIONEER CAPITAL GROWTH FUND




                                          /s/ John F. Cogan, Jr.
                                          John F. Cogan, Jr.
                                          Chairman and President

Attest:




/s/ Joseph P. Barri
Joseph P. Barri
Secretary